EXHIBIT 99.2

News Release

For more information contact:

Media Contact:

Lori Stafford-Thomas

Assistant V.P. Corp. Comms.

(262) 879-5130

lori.stafford@fiserv.com

Investor Contact:

David Banks

V.P. Investor Relations

(262) 879-5055

david.banks@fiserv.com

For immediate release:

July 2, 2008

Fiserv Announces 10 Million Share Repurchase Authorization

Brookfield, Wis., July 2, 2008—Fiserv, Inc. (NASDAQ: FISV), a leading provider of information technology services for the financial and insurance industries, today announced that its Board of Directors has authorized it to repurchase up to 10 million shares of the company’s common stock, approximately 6 percent of its outstanding shares. The company has completed its previous repurchase authorization.

The new authorization was announced in conjunction with the company’s agreement to sell a majority stake in its Insurance businesses to Stone Point Capital [see related announcement, “Fiserv Agrees to Sell Majority Interest in its Insurance Business”]. The company expects to receive approximately $510 million in net after-tax proceeds from that sale.

“We continue to view share repurchase as an important element in building shareholder value through capital allocation,” said Jeffery Yabuki, President and Chief Executive Officer of Fiserv. “Our strong free cash flow combined with significant proceeds from dispositions in 2008 allows us to meet our debt commitments and to repurchase shares under this new authorization.”

Under the new authorization, which does not expire, Fiserv may repurchase shares in the open market or in privately negotiated transactions at the discretion of management, subject to its assessment of market conditions and other factors.

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News Release

About Fiserv, Inc.

Fiserv, Inc. (NASDAQ: FISV), a Fortune 500 company, provides information management and electronic commerce systems and services to the financial and insurance industries. Leading services include transaction processing, outsourcing, electronic bill payment and presentment, investment management solutions, business process outsourcing (BPO), software, risk management and systems solutions. Headquartered in Brookfield, Wis., the company is the leading provider of core processing solutions for U.S. banks, credit unions and thrifts. Fiserv was ranked the largest provider of information technology services to the financial services industry worldwide in the 2004, 2005 and 2006 FinTech 100 surveys. In 2007, the company completed the acquisition of CheckFree, a leading provider of electronic commerce services. Fiserv reported nearly $4 billion in total revenue from continuing operations for 2007. For more information, please visit www.fiserv.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expected sale of a majority interest in its insurance businesses and the anticipated proceeds from the sale. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. You should refer to the risk factors included in the company’s filings with the SEC, including its Annual Report on Form 10-K. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this press release.

FISV-E

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